Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alpha Teknova, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	11,299,993	$2.085	$23,560,485.41	$147.60 per million	$3,477.53	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$23,560,485.41		$3,477.53

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,477.53

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.085, the average of the high and low reported sales prices of the registrant’s common stock on the Nasdaq Global Market on October 23, 2023, a date within five business days prior to the filing of this registration statement.